                    [LETTERHEAD OF FALLBROOK NATIONAL BANK]

                    FALLBROOK NATIONAL BANK, SUBSIDIARY OF
                  COMMUNITY BANCORP, INC., ANNOUNCES ADVERSE
                   LITIGATION JUDGMENT AND INTENT TO APPEAL


FOR IMMEDIATE RELEASE

Contact:  Tom Swanson
          Fallbrook National Bank
          (760) 723-6001


This week a Riverside County Superior Court jury rendered a decision in favor of a terminated ex-employee of Fallbrook National Bank regarding the pay-out of an Incentive Program offered by the Bank in 1996. The ex-employee was awarded damages of approximately $800,000 plus court and legal costs.

The Bank intends to appeal the decision and take an accrual for the full amount of the award. On a pretax basis, Fallbrook National Bank made $1,251,000 year to date and $735,000 after taxes. The Bank expects quarterly profitability to continue with the exception of this one time pre-tax charge to earnings. The accrual will be reversed in the event of a successful appeal. Bank management has been advised that the appeal process could take up to two years to conclude.

President Tom Swanson states "This award is a travesty. It is totally unjustified and on the advice of counsel, we are going to appeal. There is no other litigation pending against the Bank. This is one time aberration."

Statements concerning future performance, developments or events concerning expectation for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations.